Exhibit 10.7
Amendment #7 to Lease
1. Parties.
     This Amendment, dated as of March 11, 2009, is between 400 Minuteman LLC (“Landlord”), and NaviSite, Inc. (“Tenant”).
2. Recitals.
     2.1 Landlord’s predecessor in interest, 400 Minuteman Limited Partnership, and Tenant entered into a lease, dated as of May 14, 1999, for space in the building at 400 Minuteman Road, Andover, Massachusetts (as now or hereafter amended or extended, the “Lease”). Unless otherwise defined, terms in this Amendment have the same meanings as those in the Lease.
     2.2 Pursuant to Amendment #6 to Lease, dated as of November 20, 2008, Tenant agreed (and was permitted) to install the New Chiller and related Equipment on the Building’s roof. Tenant has not yet begun to install the New Chiller or the other Equipment, and so has advised Landlord that, to service the Premises, it wants to temporarily install another 400-ton Trane chiller (the “Emergency Chiller”) mounted on a flatbed trailer at ground level outside the Building. Tenant has advised Landlord that the New Chiller will be installed and the Emergency Chiller removed during 2009. To accomplish this, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree and the Lease is amended as follows as of this date, notwithstanding anything to the contrary:
3. Amendments.
     3.1 Definitions.
           (a) “Temporary Equipment” means the Emergency Chiller, the trailer on which it will be mounted, and the other equipment and items described in Exhibit A-7 attached, all associated wiring, pipes, ducts and other equipment and items now or in the future installed or used in connection with the installation, operation, maintenance and repair of the Emergency Chiller, and all replacements thereof.
           (b) “Landscaping” means trees, shrubs and screens to be provided by Riverside Landscaping or another landscaping contractor approved by Landlord that will screen the Emergency Chiller from view in a manner satisfactory to Landlord.
           (c) “Installation and Operation” means the installation, operation, maintenance, repair, replacement and removal of the Temporary Equipment, and the installation, maintenance, irrigation, replacement and removal of the Landscaping.
           (d) “Drawings” means the drawings and specifications listed in Exhibit B-7 attached, and any additional or modified drawings, plans and specifications specifically approved or required by Landlord in writing.
     3.2 Installation; Maintenance.
           (a) If and when the Temporary Equipment and the Landscaping are installed, they will be installed in the locations specified in the Drawings and Exhibit C-7 attached, diligently and in a good and workmanlike manner, and in accordance with the Drawings, applicable Laws, the

Lease (including, without limitation, this Amendment and Section 13 of the Lease), and Landlord’s scheduling and coordination requirements, which may take into account, among other things, WSI Corporation’s scheduling and operating requirements (WSI Corporation is another Building tenant).
           (b) Tenant understands that WSI Corporation uses its space “24/7” for critical functions, including national TV broadcasts. Thus, in addition to its other obligations, Tenant will ensure at its cost that the Installation and Operation do not disrupt or interfere with WSI Corporation’s operations, whether because of noise, vibration, leaks or otherwise. This may require, for example, additional weatherproofing and measures to reduce noise or vibration that go beyond typical installations. Without limiting the generality of Section 3.2(a) in any way, considering the work scope and the critical nature of the operations of Tenant and WSI Corporation in the Building: Landlord may control the timing, means and methods of the Installation and Operation (and may require Tenant to perform some of the work before or after normal business hours); Landlord may hire H.F. Lenz and other professionals to review Tenant’s Drawings, meet and consult with Tenant, and inspect and supervise aspects of the Installation and Operation, and if so Tenant will pay their reasonable out-of-pocket fees and expenses (not to exceed $2,000 for the initial installation) within 15 days after invoices are submitted; and Landlord’s or its Affiliates’ or professionals’ review, inspections, supervision, approval, modification or rejection of the Drawings, any means or methods, or any other aspect of the Temporary Equipment or the Installation and Operation are solely for Landlord’s benefit, will not be deemed a representation or warranty as to safety, efficacy, adequacy, effectiveness, compliance or other matters or a waiver of any of Tenant’s Liabilities, require Landlord to notify, act or respond in any manner, or permit Tenant or its Affiliates, clients or co-locators to make any claims against Landlord or its Affiliates or professionals (and all such claims are hereby waived).
           (c) Tenant will be solely responsible at its cost for: the Temporary Equipment, the Landscaping, the Installation and Operation and all required permits and approvals; and providing “as-built” plans within 30 days after the Temporary Equipment is installed. But Landlord reserves the right at Tenant’s cost and risk to perform any aspects of the Installation and Operation that affect the Building’s structure or that tie into the Building’s Systems and Equipment, or that involve the Landscaping, and Tenant will pay Landlord’s reasonable out-of-pocket costs incurred within 30 days after invoices are submitted. Tenant will not remove the Landscaping unless it promptly replaces it or Tenant also removes the Temporary Equipment at the same time. All repairs and replacements will be of at least equivalent quality and specifications.
           (d) Tenant will take all necessary steps to minimize, but will be solely responsible for and promptly repair at its cost to Landlord’s reasonable satisfaction, any damage caused by or arising from or in connection with the Temporary Equipment, the Landscaping or the Installation and Operation and restore affected areas to their prior condition.
     3.3 Removal of Temporary Equipment. Tenant understands that Landlord considers the Emergency Chiller and the other Temporary Equipment an eyesore that materially diminishes the Project’s and Minuteman Park’s value and attractiveness to other tenants, and so Landlord wants them removed as quickly as possible. Thus Tenant will remove the Temporary Equipment and the Landscaping and repair any resulting damage and restore affected areas before the “Removal Date,” which is the earlier of: December 31, 2009; or seven months after the New Chiller first appears at the Project. The Removal Date is material to Landlord, and so if Tenant fails to remove, repair and restore as required, in addition to any other amounts owed by Tenant under the Lease Tenant will pay Landlord the following amounts for each day thereafter until Tenant has done so: $1,000 per day for each of the first 30 days after the Removal Date; $2,000 per day for each of the next 30 days; $3,000 per day for each of the next 30 days; and $5,000 per day thereafter. (A partial day is deemed to be a “day” for these purposes.) Time is of the essence in this Amendment. These per diem amounts will be payable by Tenant weekly in arrears without further notice or bills, although Landlord may deliver further notices or bills if it wishes to. The parties understand that it would be difficult to precisely determine Landlord’s actual damages under these circumstances, so these per diem amounts are agreed to be a reasonable forecast of damages under the circumstances and not a penalty, and will be considered liquidated damages for Tenant’s failure to perform as and when required.
     3.4 Liability. As a material inducement to Landlord: (a) Tenant and its Affiliates waive all claims against Landlord and its professionals and Affiliates in connection with the Temporary Equipment, the Landscaping and the Installation and Operation, or any of them, regardless of cause or fault (including, without limitation, Liabilities arising from or in connection with damage, breakage, defect or interruption of service, or Landlord’s gross negligence or willful misconduct); and (b) Tenant will indemnify Landlord and its professionals and Affiliates from all associated Liabilities (except for Liabilities directly caused by Landlord’s gross negligence or willful misconduct).
     3.5 Miscellaneous. All amounts owed by Tenant to Landlord hereunder will be considered additional rent under the Lease. Without limiting the generality of Section 3.2(a), Tenant’s contractors and subcontractors at all times will carry occurrence-based liability insurance in amounts and on policy forms reasonably satisfactory to Landlord and all other insurance required by the Lease, name Landlord and its designees as additional insureds and provide complying certificates of insurance before beginning work. Landlord’s rights and remedies are cumulative and not exclusive. Tenant agrees that Landlord has fully complied with its Lease obligations. This Amendment may be executed in counterparts, all of which together will constitute one agreement. The Lease (including, without limitation, Amendment #6) is in full force and effect, and except as set forth in this Amendment it remains unchanged.
IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Amendment #7 as of the date in Section 1 above.

NAVISITE, INC.		400 MINUTEMAN LLC

By:	/s/ Jim Pluntze	By:	Minuteman Master LLC, Sole Member
Name: Jim Pluntze
	Title: CFO		By:	150 Minuteman Limited Partnership,
	Authorized Signature			Managing Member

				By:	Niuna-150 Minuteman, Inc.,
General Partner

					By:	/s/ Martin Spagat

Name: Martin Spagat
Title: Vice President